Exhibit 99.2

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball Corporation Board Increases Dividend,
Approves Repurchase Authorization

Highlights
●	Ball’s quarterly cash dividend will increase nearly 43 percent, to 10 cents per share, effective with the March distribution
●	The company’s board also authorized the repurchase of up to 30 million shares of Ball’s common stock, replacing all previous authorizations
●	Ball will announce its fourth quarter and full-year earnings on Jan. 26, 2012

BROOMFIELD, Colo., Jan. 25, 2012—Ball Corporation’s [NYSE: BLL] board of directors today increased the company’s quarterly cash dividend by nearly 43 percent to 10 cents per share and authorized the repurchase by the company of up to a total of 30 million shares of its common stock. This repurchase authorization replaces all previous authorizations.
“This dividend increase and stock repurchase authorization return value to our shareholders while maintaining financial flexibility, and reflect management’s expectations of continued strong free cash flow generation and earnings performance,” said John A. Hayes, Ball’s president and chief executive officer.
The cash dividend of 10 cents per share is payable March 15, 2012, to shareholders of record on March 1, 2012. Ball will announce its fourth quarter and full-year 2011 earnings on Thursday, Jan. 26, 2012. Conference call details are below.
Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2010 sales of more than $7.6 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Conference Call Details
Ball Corporation will announce its fourth quarter and full-year 2011 earnings on Thursday, Jan. 26, 2012, before trading begins on the New York Stock Exchange. At 7:30 a.m. Mountain Time on that day (9:30 a.m. Eastern), Ball will hold its

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

regular quarterly conference call on the company’s results and performance. The North American toll-free number for the call is 800-704-5375. International callers should dial 303-223-2683. Please use the following URL for a webcast of the live call: http://edge.media-server.com/m/p/e9dty694/lan/en.
For those unable to listen to the live call, a taped replay will be available at 9:30 a.m. Mountain Time on Jan. 26, 2012, until 9:30 a.m. MT on Feb. 2, 2012. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21564918.
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the recent global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget and debt limit; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.
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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2